GRUBB & ELLIS HEALTHCARE REIT II, INC.
ARTICLES OF AMENDMENT

Grubb & Ellis Healthcare REIT II, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by deleting therefrom the definition of “Average Invested Assets” in Article IV and inserting in lieu thereof the following definition of “Average Invested Assets” in Article IV:

Average Invested Assets. The term “Average Invested Assets” shall mean, for a specified period, the average of the aggregate book value of the Assets invested, directly or indirectly, in equity interests in and loan receivables secured by real estate (including, without limitation, equity interests in REITs, mortgage pools, commercial mortgage-backed securities and residential mortgage-backed securities), before deducting depreciation, amortization, bad debt or other non-cash reserves, computed by taking the average of such values at the end of each month during such period.

SECOND: The charter of the Corporation is hereby further amended by deleting therefrom the definition of “Net Assets” in Article IV and inserting in lieu thereof the following definition of “Net Assets” in Article IV:

Net Assets. The term “Net Assets” shall mean the total assets (other than intangibles) at cost, before deducting depreciation, amortization, reserves for bad debts or other non-cash reserves, less total liabilities, calculated quarterly by the Corporation on a basis consistently applied.

THIRD: The charter of the Corporation is hereby further amended by deleting therefrom the definition of “Organization and Offering Expenses” in Article IV and inserting in lieu thereof the following definition of “Organization and Offering Expenses” in Article IV:

Organization and Offering Expenses. The term “Organization and Offering Expenses” shall mean any and all costs and expenses incurred by the Corporation and to be paid from the assets of the Corporation in connection with the formation of the Corporation and the qualification and registration of an Offering, and the marketing and distribution of Shares, including, without limitation, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, engraving and amending registration statements or supplementing prospectuses, mailing and distributing costs, salaries of employees while engaged in sales activity, telephone and other telecommunications costs, all advertising and marketing expenses (including the costs related to investor and broker-dealer sales meetings), charges of transfer agents, registrars, trustees, escrow holders, depositories and experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of the Shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

FOURTH: The charter of the Corporation is hereby further amended by deleting therefrom Section 5.2.3 of Article V and inserting in lieu thereof the following Section 5.2.3 of Article V:

Section 5.2.3 Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any Distribution of the assets of the Corporation, the aggregate assets of the Corporation available for Distribution to holders of the Common Shares shall be determined in accordance with applicable law. Each holder of Common Shares of a particular class shall be entitled to receive, ratably with each other holder of Common Shares of such class, that portion of such aggregate assets of the Corporation available for Distribution as the number of outstanding Common Shares of such class held by such holder bears to the total number of outstanding Common Shares of such class then outstanding.

FIFTH: The charter of the Corporation is hereby further amended by deleting therefrom Section 7.9 of Article VII and inserting in lieu thereof the following Section 7.9 of Article VII:

Section 7.9 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of Shares: the amount of the Net Income for any period and the amount of assets at any time legally available for the payment of dividends, redemption of Shares or the payment of other Distributions on Shares; the amount of paid-in surplus, Net Assets, other surplus, annual or other cash flow, funds from operations, net profit, Net Assets in excess of capital, undivided profits or excess of profits over losses on Sales of Assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other Distributions, qualifications or terms or conditions of redemption of any class or series of Shares; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or any Shares; the number of Shares of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any conflict between the MGCL and the provisions set forth in the NASAA REIT Guidelines; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors; provided, however, that any determination by the Board of Directors as to any of the preceding matters shall not render invalid or improper any action taken or omitted prior to such determination and no Director shall be liable for making or failing to make such a determination; and provided, further, that to the extent the Board determines that the MGCL conflicts with the provisions set forth in the NASAA REIT Guidelines, the NASAA REIT Guidelines control to the extent any provisions of the MGCL are not mandatory.

SIXTH: These amendments to the charter of the Corporation as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

SEVENTH: The undersigned Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

Except as amended hereby, the rest and remainder of the Corporation’s charter shall be and remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to the Second Articles of Amendment and Restatement to be executed under seal in its name and on its behalf by its Chief Executive Officer, and attested to by its Secretary, on this 1st day of September, 2009.

ATTEST:	GRUBB & ELLIS HEALTHCARE REIT II, INC.
By: /s/ Andrea R. Biller	By: /s/ Jeffrey T. Hanson (SEAL)

Name: Andrea R. Biller Title: Secretary	Name: Jeffrey T. Hanson Title: Chief Executive Officer